CONSULTING AGREEMENT

This Agreement is effective August 24, 2012 and is between Robert M. Allender, Jr., PG, CPG having an address at 5739 East Windrose Drive, Scottsdale, AZ 85254 (hereinafter "Consultant"), and Bullfrog Gold Corp., a Delaware  corporation having an address at 897 Quail Run Drive, Grand Junction, CO 81505 (hereafter “Bullfrog” or the “Company”).

WHEREAS Consultant is experienced and qualified in the mining industry and Bullfrog wishes to engage Consultant to provide certain Services;

NOWTHEREFORE,
Consultant and Bullfrog agree as follows:

1.	Services: Consultant shall perform Services only as authorized and directed by Bullfrog's CEO, David C. Beling (hereafter “Beling”) or his designate, and as particularly described in Schedule I.

2.
Fees: Consultant shall be paid at a rate of US$ 75.00 per hour worked, not to exceed 8 hours chargeable per day. Consultant shall submit to Beling in appropriate detail a monthly report of daily services and fees. Upon approval by Beling, Bullfrog shall reimburse Consultant for his approved fees within 20 days after receipt of each invoice.

3.
Reimbursement of Expenses:  Consultant will submit to Beling a report of expenses actually and properly incurred for each month that Services are performed. Upon approval by Beling, Bullfrog shall reimburse Consultant for his approved expenses within 20 days after receipt of each report. The business use of Consultant’s vehicle shall be reimbursed at the prevailing IRS rate, which currently is 55.5 cents per mile

4.
Representations of Consultant: Consultant is a PG and CPG and represents that he has the requisite qualifications, experience and capabilities to perform the Services to a standard of care, skill and diligence acceptable within the mining industry.

5.
Independent Contractor:  Consultant shall not be construed to be an employee or agent of Bullfrog but is and at all times shall remain an independent contractor, who shall have no authority to bind or commit Bullfrog in any manner excepting only where specifically authorized in writing.   Nothing herein shall be deemed to require that Consultant provide his services exclusively to Bullfrog; provided however that consultant will not undertake any other work that would impair the Services herein.  No withholding for federal or state income tax or any other tax or contribution shall be deducted from payments to Consultant.  Consultant shall be solely responsible for payment of taxes and any payroll related burdens due on any amounts received by Consultant under this Agreement.

6.
Confidentiality:  Consultant shall maintain all matters involving Bullfrog and the Services  in confidence for two years except only insofar as shall be required to perform the Services hereunder, or as may be permitted by Bullfrog in writing, or as may come into the public domain through sources beyond the control of Consultant or as required by law.

7.
Ownership of Information:   All  work product information, samples, documents, maps or   any related data or material in respect to the  Services shall remain the property of Bullfrog and Consultant shall have no claim or interest therein whatsoever.

8.	Assignment: Consultant may not assign this Agreement or any of the Services without first obtaining written approval from Bullfrog.

9.
Term and Termination:  The term of this Agreement shall expire on August 23, 2013 but may be renewed annually on such terms and conditions as the Parties hereto may agree in writing at least 30-days prior to the end of the initial term, failing which this Agreement will immediately terminate and be of no further force and effect.

Either Consultant or Bullfrog may terminate this Agreement with or without reason or cause by first providing the other party with a (30) thirty-day advance written notice of termination. Upon termination of this Agreement, Consultant warrants that he shall deliver to Bullfrog at its request any and all materials and information relating to the Services, including but not limited to, any and all files, agreements, reports, correspondence, maps,  analytical work, samples, and every other matter related thereof. Upon termination, the Company shall thereafter have no obligation to Consultant other than payment of approved fees and expenses for service performed prior to termination. Upon termination the consultant shall have no obligation to Company other than as provided in Sections 6 and 7.

10.
Address for Delivery:  Each notice, demand or other communication under this Agreement shall be in writing and shall be sent by facsimile or delivered to at the address for such Party as specified on the front page of this Agreement. Either Party may change its address by notifying the other Party in writing.

11.
Severability and Construction:  Each section, paragraph, term and provision of this Agreement, and any portion thereof, shall be considered severable, and if, for any reason, any portion of this Agreement is determined to be invalid, contrary to or in conflict with any applicable present or future law, rule or regulation by a final ruling issued by any Court, agency or tribunal with valid jurisdiction, that ruling shall not impair the operation of any other portions of this Agreement as may remain otherwise intelligible (all of which shall remain binding on the Parties and continue to be given full force and effect as of the date upon which the ruling becomes final).

12.	Consents and Waivers: No consent or waiver by either Party in respect of any breach of a provision of this Agreement shall be deemed a consent or waiver of any other breach of this Agreement.

13.	Successors: This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective heirs, executors, administrators, successors and assigns.

14.
Entire Agreement:  This document contains the entire agreement of the Parties hereto in respect to the subject matter, and no representations, inducements, promises or agreements not embodied herein, or referenced herein, shall be of any force or effect, unless the same are set forth in writing signed by the Parties hereto.

15.	Applicable Law: For all purposes, this Agreement will be governed exclusively by and construed and enforced in accordance with the laws prevailing in the State of Arizona.

16.
Counterparts:  This Agreement may be signed by the Parties hereto in as many counterparts as may be necessary, each of which so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution will be deemed to bear the execution Date as set forth on the front page of this Agreement.  This Agreement may be executed by facsimile or scanned electronic copies and such signed copies shall be deemed original documents.

17.
No Partnership or Agency:  The Parties hereto have not created a partnership and nothing contained in this Agreement shall in any manner whatsoever constitute any Party as the partner, agent or legal representative of any other Party, nor create any fiduciary relationship between them for any purpose whatsoever.  No Party shall have any authority to act for, or to assume any obligations or responsibility on behalf of other Party except as may be, from time to time, agreed upon in writing between the Parties or as otherwise expressly provided.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date first above written.

CONSULTANT

Per: ___/s/ Robert M. Allender__________________
Robert M. Allender, JR, PG, CPG

BULLFROG GOLD CORP.

Per: ___/s/ David C. Beling______________________
David C. Beling
President & CEO

Schedule I

Scope of Services

(1)
Examine the Company’s Bullfrog Project located near Beatty, Nevada and study/review all relevant and available information thereto. Provide recommendations and conclusions concerning:  general project data bases; resource  targets and estimates; past and future drill programs; sampling; exploration and  development plans, schedules and alternatives, if any; land status and potential acquisitions; and environmental considerations and permit requirements related to exploration. Confirm existing exploration targets generated by others and develop new targets as a result of services performed herein.  Provide a detailed report with a description of activities, cost estimates and schedules recommended for the first year of work under this agreement.

(2)
Communicate and/or meet with geological personnel (contacts to be provided by Bullfrog) that worked with St. Joe American, Lac and Barrick as well as NPX Metals and its Standard Gold subsidiary, which was acquired by Bullfrog. Ascertain that all relevant and available data is obtained for use by the Company.

(3)	Evaluate potential acquisitions and business ventures at other locations on behalf and at the request of the Company

(4)	Provide any other technical, professional, management or administrative services as may be mutually agreed upon by Bullfrog and Consultant.